                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the proxy statement/prospectus constituting part of this registration statement on Form S-4 of our report, which includes an explanatory paragraph relating to accounting changes for investments in certain fixed maturity securities in 1993, dated February 20, 1997, on our audits of the consolidated financial statements and financial statement schedules of American International Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in the Company Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts".

                                                Coopers & Lybrand, L.L.P.

New York, New York
January 30, 1998